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                                                                   Exhibit 10.18

                              EMPLOYMENT AGREEMENT
                              --------------------

      AGREEMENT, made and entered into this 8th day of September, 2006 by and between Majestic Insurance Company, a California corporation (the "COMPANY"), and John L. Sullivan ("EXECUTIVE").

                              W I T N E S S E T H:
                              --------------------

      WHEREAS, Executive has been the chief executive officer of the Company for a number of years;

      WHEREAS, CRM USA Holdings Inc., a Delaware corporation ("CRM"), and the shareholders of the Company's parent have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") of even date herewith pursuant to which, at the Closing thereunder, CRM will indirectly acquire all of the issued and outstanding shares of capital stock of the Company; and

      WHEREAS, the Company and CRM desire that effective upon the Closing Date under the Stock Purchase Agreement, (the "CLOSING DATE"), Executive be employed as the president of the Company, and Executive desires to be so employed, on the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive (sometimes hereinafter referred to individually as a "PARTY" and together as the "PARTIES") hereby agree to be bound in accordance with the terms of this Agreement.

      1. Term. The term of Executive's employment under this Agreement shall commence on the Closing Date and end on the last day of the calendar month in which the 18th month anniversary of the Closing Date occurs (the "ORIGINAL TERM"). The Original Term shall be automatically renewed for successive one-year terms (the "RENEWAL TERMS") unless at least sixty (60) days prior to the expiration o the Original Term or any Renewal Term, either the Company or Executive notifies the other in writing that it or he elects to terminate this Agreement at the expiration of the then current Term. "TERM" shall mean the Original Term and all Renewal Terms, unless the Original Term or any Renewal Term is terminated earlier in accordance herewith.

      2. Position, Duties and Responsibilities.

            (a) Generally. Executive shall serve as the President of the Company. In such capacity, Executive shall report to the Chairman of the Board and chief executive officer of the Company (the "CHIEF EXECUTIVE OFFICER"). Executive shall have and perform such duties, responsibilities and authorities as are customary for a president who reports to the chief executive officer of similar size companies and businesses as the Company. Executive shall devote substantially all of his business time and attention (except for periods of vacation or absence due to illness), and his best efforts, abilities, experience and talent, to the business of the

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Company and its affiliates and shall perform such duties with respect to the subsidiaries of the Company and with respect to CRM and its affiliates as may be assigned to him by the Chief Executive Officer without any additional consideration.

            (b) Other Activities. During the Term, Executive may (i) serve on the Boards of Directors of trade associations and/or charitable organizations, provided that Executive shall notify the Chief Executive Officer of any such position, and on the Boards of Directors of Starboard Captive Insurance Company and MTC Holdings unless and until the Chief Executive Officer requests that he resign from such Boards; (ii) engage in charitable activities and community affairs; and (iii) manage personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties as President of the Company.

            (c) Place of Employment. Executive's principal place of employment shall be the corporate offices of the Company in San Francisco, California.

      3. Base Salary. Executive shall be paid an annualized salary ("BASE SALARY") of $350,000 in accordance with the Company's normal pay practices. The Base Salary shall be reviewed for increase by the Compensation Committee (the "COMPENSATION COMMITTEE") of the Board of Directors of CRM's parent, CRM Holdings, Ltd., a Bermuda corporation ("PARENT"), no less frequently than annually.

      4. Incentive Awards. Executive shall participate in Parent's annual incentive compensation plan with a target maximum annual incentive award opportunity of 75% of Base Salary ("ANNUAL INCENTIVE"), based on performance criteria determined by the Compensation Committee on an annual basis.

      5. Long-Term Incentive Programs; Restricted Stock.

            (a) Executive shall be eligible to participate in Parent's long--term incentive compensation programs, as determined by the Compensation Committee, including Parent's qualified stock option plan.

            (b) At the meeting of the Board of Directors of Parent next following the Closing Date, Executive shall be awarded a number of "restricted" shares of common stock of Parent having a fair market value on the date of the award equal to 75% of Executive's Base Salary, such restricted shares to vest in three (3) equal annual installments commencing on the first anniversary of the Closing Date.

      6. Other Payments.

            (a) Car Allowance. Executive shall receive a $800 a month car allowance to cover the cost of owning, operating, maintaining and insuring a motor vehicle of his choosing.

            (b) Vacation. Executive shall be entitled to five (5) weeks of paid vacation and shall take holidays in accordance with the Company's standard holiday schedule as amended from time to time.

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            (c) Corporate Travel. Executive shall be entitled to business class airplane travel for all travel in connection with the performance of his duties hereunder.

      7. Employee Benefit Programs.

      During the Term, Executive shall be entitled to participate in the Company's employee pension and welfare benefit plans and programs as such plans or programs may be in effect from time to time, including, without limitation, health, medical and dental coverage (together, "WELFARE BENEFITS").

      8. Reimbursement of Business and Other Expenses.

      Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses, subject to documentation in accordance with the Company's applicable policies.

      9. Termination of Employment.

            (a) Death. If Executive dies during the Term, Executive's estate and/or beneficiaries sole remedies under this Agreement or otherwise shall be and they shall be entitled to receive only:

                  (i) Base Salary through the date of Executive's death;

                  (ii) the balance of any incentive awards earned as of December
            31 of the prior year (but not yet paid), (together, with unpaid Base Salary, "ACCRUED AMOUNTS");

                  (iii) a pro rata Annual Incentive for the year in which the date of termination ("TERMINATION DATE") occurs assuming Target performance ("PRO RATA ANNUAL INCENTIVE");

                  (iv) immediate vesting of all restricted stock awards,
            unvested stock options and other unvested long-term incentive compensation, if any ("EQUITY ACCELERATION"); and

                  (v) such other or additional benefits then due or earned in accordance with applicable plans and programs of the Company ("ENTITLEMENTS").

            (b) Disability. The Company may terminate Executive's employment hereunder at any time after Executive becomes "TOTALLY DISABLED." For purposes of this Agreement, Executive shall be "TOTALLY DISABLED" upon Executive's inability to perform his duties and responsibilities contemplated under this Agreement for a period of more than one hundred and twenty (120) days in any three hundred sixty-five (365) day period due to physical or mental incapacity or impairment which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive's legal representative. Such termination shall become effective five (5) days after the Company

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gives notice of such termination to Executive, or to Executive's spouse or legal representative, in accordance with Section 14(h) of this Agreement. In the event the Company terminates Executive's employment pursuant to this Section 9(b), Executive's sole remedies under this Agreement or otherwise shall be and he shall be entitled to receive only:

                  (i) All Accrued Amounts;

                  (ii) A Pro Rata Annual Incentive; and

                  (iii) All Entitlements.

            (c) Termination by the Company for Cause.

                  (i) In the event the Company terminates Executive's employment for Cause, Executive's sole remedies under this Agreement or otherwise shall be and Executive shall be entitled to receive only all Accrued Amounts and any Entitlements. Executive shall not be entitled to receive any Severance Pay (as defined in Section 9(e)(iv) of this Agreement), and his equity awards will be settled in accordance with the terms and conditions of the applicable grant agreements.

                  (i) "CAUSE" shall mean Executive's:

                        (A) breach of Section 10 or 11 of this Agreement or
            Section 5.5 of the Stock Purchase Agreement;

                        (B) conviction of, or plea of nolo contendre to, any
            felony that is materially injurious to the Company's, CRM's or Parent's financial condition or reputation;

                        (C) engaging in conduct constituting misconduct or a
            knowing violation of law in carrying out his duties under this Agreement; or

                        (D) material failure to perform his duties hereunder.

                  (ii) A termination for "CAUSE" under Clause (C) or (D) of this
            Section 9(c)(ii) shall not take effect until Executive receives written notice from the Company stating in reasonable detail the particular act or acts or failure or failures to act constituting the grounds for Cause. Executive shall have ten (10) days after the date that such written notice has been received by him in which to cure such conduct and if such conduct is not cured within such ten
            (10) day period, Executive's employment hereunder shall be terminated for Cause at the end of such ten (10) day period without any further action or notice by the Company.

            (d) Voluntary Termination. In the event of a termination of employment by Executive on his own initiative after delivery of thirty (30) business days advance written notice, other than a termination due to death, Disability or Retirement (as defined below), Executive

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shall be entitled to receive under this Agreement or otherwise only all Accrued
Amounts and Entitlements.

            (e) Termination by the Company without Cause or by Executive for Good Reason. If the Company terminates Executive's employment without Cause (which termination shall be effective as of the date specified by the Company in a written notice to Executive), other than due to Executive's death or Disability, or if Executive terminates his employment for Good Reason (as defined in Section 9(g) of this Agreement), Executive's sole remedies under this Agreement or otherwise shall be and Executive shall be entitled to receive only:

                  (i) all Accrued Amounts;

                  (ii) a Pro Rata Annual Incentive for the year in which the
            Termination Date occurs;

                  (iii) Equity Acceleration;

                  (iv) all Entitlements;

                  (v) continuation of Welfare Benefits for six (6) months; and

                  (vi) in addition, Executive shall be entitled to receive
            severance pay ("SEVERANCE PAY") in cash equal to his Base Salary for the lesser of twelve (12) months and the balance of the Term.

            (f) Retirement. Upon Executive's Retirement, Executive shall be entitled to receive under this Agreement or otherwise only:

                  (i) All Accrued Amounts; and

                  (ii) a Pro Rata Annual Incentive for the year in which
            Executive's Retirement occurs.

            (g) Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them:

            "GOOD REASON" shall mean Executive's termination of his employment with the Company following the occurrence, without Executive's consent, of one or more of the following events (except as a result of a prior termination), provided such Termination by Executive is effected by written notice given by Executive to the Board of Directors of the Company (the "BOARD") within sixty (60) days after the occurrence of such event:

                        (A) a material diminution or change, adverse to
            Executive, in Executive's title, as set forth in Section 2(a) of the Agreement, or the nature of Executive's responsibilities or authority within the Company after delivery of written notice to the Board by Executive and the failure of the Company to cure

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            such diminution or change within thirty (30) days after receipt of such written notice;

                        (B) any decrease in (i) Executive's annual Base Salary,
            or (ii) target Annual Incentive below 75% of Base Salary;

                        (C) any other failure by the Company to perform any
            material obligation under, or breach by the Company of any material provision of, this Agreement that is not cured within thirty (30) days after the delivery of written notice to the Board by Executive, which notice shall specify such breach in reasonable detail;

                        (D) any material increase in the amount of travel time
            that Executive is required to undertake at the Company's request (without Executive's consent) in the performance of his duties hereunder as compared to the amount of travel time typically spent by Executive prior to the Closing Date; provided, however, that Executive shall attend such meetings of the Board of Directors of CRM or Parent as may be requested by the Chief Executive Officer and travel time with respect to such meetings shall not constitute a material increase within the meaning of this clause (D); or

                        (E) a relocation of the Company's corporate offices
            outside the City or County of San Francisco.

            "RETIREMENT" shall mean Executive's voluntary termination of employment with the Company at or after attaining age 65.

            "TARGET" shall mean with respect to the Annual Incentive, the target level of performance designated by the Compensation Committee for that relevant operating period.

            (h) Timing of Termination Pay. All Severance Pay and other payments due Executive hereunder shall be delivered no later than fifteen (15) days after the Termination Date, provided that if Executive is deemed to be a "key employee" for purposes of Internal Revenue Code Section 409A ("CODE SECTION 409A"), such payments shall not be made to Executive until six (6) months after the Termination Date if necessary to avoid incurring excise taxes under Code
Section 409A.

            (i) Mitigation and Offset. Executive has no obligation to mitigate payments due him pursuant to this Agreement.

            (j) Release of Employment Claims. As a condition to receipt of the payments and benefits provided for in this Agreement, Executive agrees to execute a release, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of Executive's employment (other than enforcement of this Agreement and Executive's rights under any of the Company's or Parent's incentive compensation and employee benefit plans).

      10. Confidentiality; Litigation Cooperation; Non-disparagement.

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            (a) Confidentiality. During the Term and at all times thereafter,
Executive shall not disclose to anyone (except in good faith in the ordinary course of business to a person who has a need to know such information and who is advised by Executive to keep such information confidential) or make use of any CONFIDENTIAL INFORMATION for his own benefit or otherwise, except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Executive is so ordered, he shall give prompt written notice to the Company to allow the Company the opportunity to object to or otherwise resist such order.

      For purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall mean all information concerning the business of the Company, CRM, Parent and their respective affiliates relating to any of their products, product development, trade secrets, customers, suppliers, finances and business plans and strategies. Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (ii) regarding the Company's business or industry properly acquired by Executive in the course of his career as an executive in the Company's industry and independent of Executive's employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company shall be deemed to be known or available to the public.

            (b) Non-Disclosure. During the Term and at all times thereafter, Executive shall not disclose the existence or contents of this Agreement except as otherwise publicly known and to the extent such disclosure is required by law, by a governmental agency, in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. In the event that disclosure is so required, Executive shall give prompt written notice to the Company to allow the Company the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by Executive to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

            (c) Litigation Cooperation. Executive agrees to cooperate with the Company, during the Term and thereafter (including following Executive's termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company in any such action, suit or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, as reasonably requested. The Company agrees to reimburse Executive for all expenses actually incurred by him in connection with the foregoing cooperation.

            (d) Non-Disparagement. Executive agrees that, during the Term and thereafter (including following Executive's termination of employment for any reason), he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage the Company, CRM, Parent or any of their respective affiliates or any of the officers, directors,

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employees, advisors, businesses or reputations of any of the foregoing. The
Company agrees that, during the Term and thereafter (including following Executive's termination of employment for any reason), the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may disparage Executive or his business reputation. However, nothing in this Agreement shall preclude either Executive or the Company from making truthful statements or disclosures required by applicable law, regulation or legal process.

      11. Non-solicitation.

      During the period beginning with the date hereof and ending twelve (12) months following the termination of Executive's employment with the Company for any reason, Executive shall not encourage or attempt to persuade employees of the Company, CRM, Parent or any their respective affiliates to terminate their employment, nor shall Executive solicit or encourage any customers or brokers of the Company, CRM, Parent or any of their respective affiliates, or any corporation or other entity in a joint venture relationship (directly or indirectly) with the Company, CRM, Parent or any of their respective affiliates, to terminate or diminish their relationship, with the Company, CRM, Parent or any of their respective affiliates or to violate any agreement with any of them. During such period, Executive shall not hire, either directly or through any employee, agent or representative, any employee of the Company, CRM, Parent or any of their respective affiliates, or any person who was employed by the Company, CRM, Parent or any of their respective affiliates within one (1) year of such hiring; provided, however, that the provisions of this sentence shall not be applicable to (a) any such employee who responds to a general solicitation or publication that is not directed to employees of Company, CRM, Parent or any of their respective affiliates, or (b) or any individual who independently contacts Executive without having been approached or encouraged by Executive or any person or entity acting on behalf or for the benefit of Executive.

      12. Remedies.

      If Executive breaches any of the provisions contained in Section 10 or 11 of this Agreement, the Company (a) shall have the right to immediately terminate all payments and benefits due under this Agreement and (b) shall have the right to seek injunctive relief. Executive acknowledges that such a breach of Section 10 or 11 of this Agreement would cause irreparable injury and that money damages would not provide an adequate remedy for the Company and hereby agrees that the Company shall be entitled to preliminary and permanent injunctive and other appropriate equitable relief to prevent or restrain any breach or threatened breach of Section 10 or 11 of this Agreement without posting any bond and without proving that monetary damages would be inadequate; provided, however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of
Section 10 or 11 of this Agreement has occurred.

      13. Miscellaneous.

            (a) Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be

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assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

            (b) Representation. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

            (c) Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. Executive acknowledges and agrees that all employment agreements and other compensation arrangements between him and the Company or its parent or any other subsidiary of its parent in existence on the Closing Date shall, effective at the close of business on the next preceding day, automatically, without any further action by the Company, such parent, any such other subsidiary or Executive or otherwise, terminate and be of no further force or effect and Executive shall have no rights or remedies thereunder; provided, however, that the provisions of this sentence shall not affect any amounts that are fully vested and accrued as of the close of business on the day next preceding the Closing Date under any such employment agreement or other compensation arrangement, even if such amounts are payable after the Closing Date.

            (d) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

            (e) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law; and any such provision or portion shall be modified so that such provision or portion shall be enforceable so as to fulfill the intentions of the Parties with respect thereto to the maximum extent permitted by applicable law.

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            (f) Survivorship. The respective rights and obligations of the
Parties hereunder shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

            (g) Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California without reference to principles of conflict of laws.

            (h) Notices. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or when received if sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

            If to the Company:      Majestic Insurance Company
                                    400 Second Street, Suite 200
                                    San Francisco, California 94107

            With a copy to:         Louis Viglotti, Esq.
                                    General Counsel
                                    CRM USA Holdings Inc.
                                    112 Delafield Street
                                    Poughkeepsie, New York 12601

            If to Executive:        John L. Sullivan
                                    106 Alder Avenue
                                    San Anselmo, California 94960

            (i) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

            (j) Counterparts. This Agreement may be executed in one or more counterparts.

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      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                    MAJESTIC INSURANCE COMPANY

                                    By: /s/ Jay Stewart
                                       ---------------------
                                       Name: Jay Stewart
                                       Title: Chief Financial Officer

                                       /s/ John L. Sullivan
                                       ---------------------
                                       John L. Sullivan

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